Exhibit 99.3

DATE: Dec. 13, 2012

MEDIA CONTACT:	INVESTOR CONTACTS:
Jeff Pounds (918) 573-3332	John Porter (918) 573-0797	Sharna Reingold (918) 573-2078

Williams Prices $850 Million of Senior Notes

TULSA, Okla. – Williams (NYSE: WMB) today announced that it has priced a public offering of $850 million of its 3.7-percent senior notes due 2023 at a price of 99.722 percent of par. The expected settlement date for the offering is Dec. 18.

Williams intends to use the net proceeds from the offering to finance a portion of its investments in Access Midstream Partners GP, L.L.C. and Access Midstream Partners, L.P. that were previously announced on Dec. 11, 2012.

UBS Investment Bank, Barclays and Citigroup are acting as joint book-running managers for the offering.

This news release is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. A copy of the preliminary prospectus supplement and related base prospectus may be obtained on the Securities and Exchange Commission website at www.sec.gov or from the underwriters by contacting:

UBS Investment Bank

Attention: Prospectus Department

299 Park Avenue

New York, NY 10171

Phone: 888-827-7275

Barclays

c/o Broadridge Financial Solutions

1155 Long Island Avenue

Edgewood, NY 11717

Phone: 888-603-5847

E-mail: Barclaysprospectus@broadridge.com

Citigroup

c/o Broadridge Financial Solutions

1155 Long Island Avenue

Edgewood, NY 11717

Phone: 800-831-9146

Email: batprospectusdept@citi.com

Portions of this document may constitute “forward-looking statements” as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company’s annual reports filed with the SEC.